Exhibit 10.15

EXCLUSIVE PATENT SUBLICENSE AGREEMENT

This EXCLUSIVE PATENT SUBLICENSE AGREEMENT (this “Agreement”) is made as of April 24, 2015 (the “Effective Date”) by and between Next Dimension Technologies, Inc., a corporation organized under the laws of California, having its principal office at 1 West Mountain Street, #11, Pasadena, CA 91102 (“NDT”), and CDx, Inc., a corporation organized under the laws of Delaware, having its principal office at 4225 Executive Square Suite 600, La Jolla, CA 92037 (“CDx”). NDT and CDx are each referred to herein as such or, individually, as a “Party” or, collectively, as “Parties.”

BACKGROUND

A. Pursuant to an Amended and Restated License Agreement between NDT and the California Institute of Technology (“University”) dated April 11, 2014 (the “University License Agreement”), NDT obtained an exclusive license to certain patents and a non-exclusive license to certain other patents, in each case relating to chemical sensing technology; and

B. The Parties have entered into that certain Joint Development Agreement dated November 1, 2013, as amended (“Joint Development Agreement”) pursuant to which CDx engaged NDT to develop certain chemical sensing technology; and

C. NDT owns or has rights under certain patent rights relating to chemical sensing technology; and

D. CDx desires to obtain an exclusive sublicense under such patent rights, and NDT desires to grant such a sublicense to CDx, all on the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, NDT and CDx hereby agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings indicated:

1.1 “Accessory” means any product, device, article of manufacture, or composition of matter in the CDx Field of Use that is not a Sublicensed Product and that (1) requires the use of a Sublicensed Product, or (2) is intended for primary use in conjunction with a Sublicensed Product. For the avoidance of doubt, exclusions from the definition of “Accessory” include, but are not limited to, data, software and the like.

1.2 “Affiliate” means with respect to either Party, any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control of the subject Party as of the Effective Date of this Agreement. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of at least fifty-one percent (51%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists. In addition, a party’s status as an Affiliate shall terminate if and when such control ceases to exist.

1.3 “CDx Field of Use” means the use of sensors and their associated hardware, software, or signal processing technology to characterize cannabis or to detect or to quantify compounds in cannabis except for applications in law enforcement.

1.4 Deductible Expenses” means the following expenses incurred in connection with sales or licensing of Sublicensed Products to the extent actually paid by CDx or an Affiliate in accordance with generally recognized principles of accounting: (a) sales, use or turnover taxes; (b) excise, value added or other, taxes or custom duties; (c) transportation, freight, and handling charges, and insurance on shipments to customers; (d) trade, cash or quantity discounts or rebates to the extent actually granted; (e) agent fees or commissions paid to third parties; and (f) rebates, refunds, and credits for any rejected or returned Sublicensed Products or because of retroactive price reductions, rebates or chargebacks.

1.5 “Technology” means proprietary information, know-how, procedures, methods, prototypes, or designs existing as of the Effective Date that is requested from NDT by CDx and consented to by NDT.

1.6 “Law” means, individually and collectively, any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction.

1.7 “Sublicensed Product” means any product, device, system, article of manufacture, composition of matter, or process or service in the CDx Field of Use that is covered by, or is made by a process covered by, any valid claim of the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights or that utilizes Technology in material part.

1.8 “NDT Core Patent Rights” means that subset of NDT Exclusive Licensed Patent Rights and NDT Nonexclusive Licensed Patent Rights listed in Exhibit C attached hereto.

1.9 “NDT Exclusive Licensed Patent Rights” means NDT’s rights under: (a) all patents and patent applications listed in Exhibit A attached hereto, (b) any patents issuing therefrom; and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals, extensions, divisionals, continuations, continued prosecution applications, continuations-in-part and foreign counterparts of any of the foregoing), except for those patents or patent applications listed in Exhibit B.

1.10 “NDT Nonexclusive Licensed Patent Rights” means NDT’s rights under: (a) all patents and patent applications listed in Exhibit B attached hereto, (b) any patents issuing therefrom; and (c) any patents or patent applications claiming a right of priority thereto (including reissues, reexaminations, renewals, extensions, divisionals, continuations, continued prosecution applications, continuations-in-part and foreign counterparts of any of the foregoing), except for those patents or patent applications listed in Exhibit A.

1.11 “Net Revenue” means all amounts received by CDx and/or its Affiliates from the sale, licensing, or other distribution (whether commercial or not) to other parties of Sublicensed Products, less Deductible Expenses.

1.12 “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.13 “Royalty Term” means the period commencing on the Effective Date and continuing until the expiration, revocation, invalidation, or unenforceability of any or all intellectual property rights (whether under patent, copyright, or trade secret) licensed to CDx hereunder, unless earlier terminated pursuant to the terms of this Agreement.

1.14 “Territory” means all of the countries and territories in the world.

1.15 “Third Party” means any Person other than NDT, CDx or its Affiliates.

1.16 “Valid Claim” means: (a) a claim of an issued patent within the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights that has not (i) expired or been canceled, (ii) been finally adjudicated to be invalid or unenforceable by a decision of a court or other appropriate body of competent jurisdiction (and from which no appeal is or can be taken), (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement; or (b) a claim included in a pending patent application within the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights which claim is being actively prosecuted in accordance with this Agreement and which has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or (iv) abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement.

ARTICLE 2
SUBLICENSES

2.1 Grant of Sublicense to CDx. Subject to the terms and conditions of this Agreement, NDT hereby grants to CDx with effect from the Effective Date the following licenses:

(a) an exclusive, royalty-bearing license under the NDT Exclusive Licensed Patent Rights listed in Exhibit A to make, have made, use, sell, and offer for sale Sublicensed Products in the Territory in the CDx Field of Use;

(b) a non-exclusive, royalty-bearing license under the NDT Nonexclusive Licensed Patent Rights listed in Exhibit B to make, have made, use, sell, and offer for sale Sublicensed Products in the Territory in the CDx Field of Use; and

(c) a non-exclusive, royalty-bearing license under the Technology to make, have made, use, sell, and offer for sale Sublicensed Products in the Territory in the CDx Field of Use;

These licenses are personal to and nontransferable by Licensee, except as provided in Section 13.2 (Assignment).

2.2 Reservation of Rights; Government Rights. CDx acknowledges that these licenses are subject to: (a) the reservation of the University’s right to make, have made, import, use, sell and offer for sale Sublicensed Products for noncommercial educational and research purposes, but not for commercial sale or other commercial distribution to third parties; and (b) any existing right of the U.S. Government under Title 35, United States Code, Section 200 et seq. and under 37 Code of Federal Regulations, Section 401 et seq., including but not limited to the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any invention conceived or first actually reduced to practice in the performance of work for or on behalf of the U.S. Government throughout the world. In addition, CDx acknowledges that the University reserves the right to grant the NDT Exclusive Licensed Patent Rights and associated technology to other non-profit institutions for educational and research purposes. CDx agrees that all Sublicensed Products covered by an NDT Exclusive Licensed Patent Right, and to be sold, licensed, distributed or used by or on behalf of CDx or its Affiliates in the United States, shall be manufactured substantially in the United States to the extent (if at all) required by 35 U.S.C. Section 204.

2.3 Sublicensing. CDx shall not have the right to grant further sublicenses without express prior written permission of NDT. Any terms pertaining to further sublicenses shall be the subject of a separate written agreement.

2.4 Preferential Purchaser Status. CDx agrees that NDT and University shall be entitled to purchase Sublicensed Products from CDx for educational, research or other noncommercial purposes on pricing terms that are at least as favorable as any commercial pricing made available by CDx to any Third Party.

2.5 No Other Rights. The parties agree that neither this Agreement, nor any action of the parties related hereto, may be interpreted as conferring by implication, estoppel, or otherwise, any license or rights under any intellectual property rights of NDT or the University other than as expressly and specifically set forth in this Agreement, regardless of whether such other intellectual property rights are dominant or subordinate to the NDT Exclusive Licensed Patent Rights or the NDT Nonexclusive Licensed Patent Rights. The parties agree that neither this Agreement, nor any action of the parties related hereto, may be interpreted as conferring by implication, estoppel, or otherwise, any license or rights from CDx or its Affiliates to NDT or the University, including, but not limited to, all data, testing results and correlation of the data and testing results (“Data”) generated by CDx regarding any sensor or sensor array, which Data is the sole and exclusive property of CDx, unless ownership is otherwise designated in a Joint Development Agreement. The Data is provided to NDT for sensor development solely for CDx and its Affiliates.

ARTICLE 3

LICENSE FEE AND ROYALTIES

3.1 License Fee. In partial consideration of the rights and licenses granted by NDT hereunder, CDx shall pay to NDT a license fee of                             payable within thirty (30) days after the Effective Date.

3.2 Timing and Computation. All royalties hereunder shall be computed on a quarterly basis for the quarters ending March 31st, June 30th, September 30th, and December 31st of each calendar year. Royalties for each such quarter shall be due and payable within thirty (30) days after the end of such quarter.

3.3 Valid Claims. For any country in which the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Patent Rights include a Valid Claim, CDx shall pay NDT royalties as follows:

(a)                     %) of Net Revenues attributable to each Sublicensed Product that is a sensor or sensor array not purchased from NDT by CDx or its Affiliates and that is made, sold, licensed, distributed or used, by or on behalf of CDx or its Affiliates in such country;

(b)                     %) of Net Revenues attributable to each Sublicensed Product that is not a sensor or sensor array and that is made, sold, licensed, distributed or used, by or on behalf of CDx or its Affiliates in such country;

(c)                     %) of Net Revenues attributable to each Accessory of a Sublicensed Product that is not a sensor or sensor array and that is made, sold, licensed, distributed or used, by or on behalf of CDx or its Affiliates in such country;

3.4 Technology. For any country in which the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Patent Rights do not include a Valid Claim, CDx shall pay NDT a royalty of                     %) of Net Revenues for each Sublicensed Product made, sold, licensed, distributed or used by or on behalf of CDx or its Affiliates for a period of five (5) years from a first commercial sale.

3.5 Minimum Annual Royalties. During the Term and in further consideration of the rights and licenses granted by NDT hereunder, CDx shall pay to NDT minimum annual royalties in the amount of                         ), which amount shall be payable in equal quarterly installments and which shall be creditable against the royalties payable to NDT pursuant to Sections 3.3 and 3.4. This minimum annual royalty shall be increased to                            ) at the beginning of the calendar quarter immediately after the earliest to occur of (a) the second anniversary of the Effective Date or (b) the first commercial sale of a Sublicensed Product. For any partial calendar year, such minimum annual royalty shall be determined on a pro rata basis.

3.6 Bundled Products and Services. In the event that Sublicensed Products are sold, licensed, distributed or used in combination with one or more other products or services which are not Sublicensed Products, the Net Revenues for such combination products will be calculated on a country-by-country basis by multiplying actual net sales (calculated on the basis as if they were Net Revenues) of such combination products by the fraction A/(A+B) where A is the average invoice price, during the relevant quarterly period, of the Sublicensed Product when sold or licensed separately by CDx or an Affiliate, and B is the average invoice price during such period of any other product(s) or services in the combination when sold or licensed separately by CDx or an Affiliate. If the products or services in the combination that are not Sublicensed Products have not been sold or licensed separately by CDx or an Affiliate in the relevant quarterly period, Net Revenues shall be calculated by multiplying actual net sales (calculated on a basis as if they were Net Revenues) of such combination products by the fraction A/C where A is the average invoice price, during the last quarterly period, of the Sublicensed Product when sold or licensed separately and C is the average invoice price of the combination product during such period. If the Sublicensed Product has not been sold or licensed separately by CDx or an Affiliate in the last quarterly period, regardless of whether the combination product without the Sublicensed Product is sold or licensed separately, Net Revenues shall be calculated as in the immediately preceding sentence except that A shall be the total manufacturing cost of Sublicensed Product and C shall be the total manufacturing cost of the combination.

3.7 Third Party Offset. If CDx or an Affiliate is required to make any payment (including, but not limited to, royalties or other license fees) to one or more third parties to obtain a patent license in the absence of which it could not legally make, import, use, sell, or offer for sale Sublicensed Products in any country, and CDx provides NDT with reasonably satisfactory evidence of such third-party payments, such third-party payments shall be fully creditable against royalties owed to NDT hereunder, provided that in no one year shall the aggregate of all such expenses be credited against more than                    %) of royalty payments to NDT. Any greater amount of such expenses may be carried over and credited against royalties owed in future years, subject in every case to the 25% annual cap for that year.

3.8 Currency Conversion. For the purpose of determining royalties payable under this Agreement, any Net Revenues denominated in currencies other than U.S. dollars shall be converted into U.S. dollars according to the noon buying rate of the Federal Reserve Bank of New York on the last business day of the quarterly period for which such royalties are calculated.

3.9 Convenience of the Parties. NDT and CDx acknowledge that each of the royalties set forth in this Section 3 represents an integrated royalty established for the convenience of the parties in order to avoid the technical, legal and accounting complexities of analyzing and apportioning the relative contributions of the various forms of patent, copyright, and/or trade secret rights licensed to, and the various forms of technical assistance (if any) provided to, CDx in connection with the Sublicensed Products.

3.10 CDx shall keep complete and accurate production and accounting records relating to commercialization of Sublicensed Products. NDT shall be entitled to have an independent CPA periodically audit such records upon thirty (30) days’ notice, during CDx’s normal business hours, to determine CDx’s compliance with the provisions of this Article 3. CDx shall reimburse NDT one hundred percent (100%) of any unpaid royalties resulting from any noncompliance discovered as a result of any such audit; and CDx shall also pay NDT an additional                    %) of the entire amount of any underpayment exceeding ten percent (10%) of the corresponding amount previously paid. Such audits shall be at NDT’s expense, and shall occur no more than once annually, except that in the case of any underpayment exceeding ten percent (10%) of the amount actually paid: (a) CDx shall reimburse NDT for the cost of such audit; and (b) NDT shall be entitled to conduct additional quarterly audits, at CDx’s expense, until any such audit demonstrates that CDx is in compliance with its obligations under this Agreement.

3.11 Royalty Payments and Reports. Royalties due under this Article 3 shall be payable on a country-by-country and Sublicensed Product-by-Sublicensed Product basis until the expiration of the last-to-expire issued Valid Claim covering such Sublicensed Product in such country, or if no such patent has previously issued in a country, until the fifth anniversary of the first commercial sale of Sublicensed Product in any country. For so long as royalties are payable under this Agreement, CDx shall provide a royalty report in writing to NDT on or before April 30th, July 31st, October 31st, and January 31st of each year. The report shall include, for all Sublicensed Products that are sold or otherwise distributed by CDx and its Affiliates, on a country-by-country basis:

(a) a description of all Sublicensed Products;

(b) number of Sublicensed Products sold;

(c) total revenues from each of the Sublicensed Products received by CDx and its Affiliates;

(d) Deductible Expenses for each of the Sublicensed Products;

(e) Net Revenues from Sublicensed Product(s);

(f) royalties on Net Revenues due to NDT; and

(h) foreign currency conversion rate and calculations (if applicable) and total royalties due.

Each such report shall also set forth an explanation of the calculation of the royalties payable hereunder and be accompanied by payment of the royalties shown by said report to be due NDT.

3.12 Single Royalty. No more than one royalty payment shall be due with respect to a sale of a particular Sublicensed Product. No multiple royalties shall be payable because any Sublicensed Product, or its manufacture, sale or use is covered by more than one Valid Claim in a given country.

3.13 Milestone Payments. CDx shall make the following one-time payments to NDT when cumulative Net Revenue from Sublicensed Products in the Territory reach certain thresholds as set forth in the table below for the first time. Each milestone payment by CDx to NDT under this Section 3.13 shall be payable only once, and in no event shall the aggregate amount to be paid by CDx under this Section 3.13 exceed                         ).

Threshold for cumulative Net Revenue in the Territory	Milestone Payment

ARTICLE 4
DILIGENCE

4.1 Diligence. CDx agrees to use reasonable efforts to commercially introduce Sublicensed Product(s) as soon as practicable. CDx shall be deemed to have satisfied its obligations under this Section 4.1 if CDx invests at least                    ) per year in research and development activities towards the commercialization of Sublicensed Product(s) in the Territory for the CDx Field of Use until annual gross sales of Sublicensed Products equals or exceeds                    ). For the purpose of this Section 4.1, research and development investments include amounts expended by CDx itself, directly or through its Affiliates for both internal research development and research and development activities performed on CDx’s behalf by third parties.

4.2 Reporting. On each yearly anniversary of the Effective Date and upon NDT’s request, CDx shall issue to NDT a detailed written report on its progress in introducing commercial Sublicensed Product(s). Such report shall be considered confidential information of CDx subject to Article 7.

4.3 Failure to Commercialize. If CDx is not fulfilling its obligations under Section 4.1, and NDT so notifies CDx in writing, NDT and CDx shall negotiate in good faith any additional efforts to be taken by CDx. If the parties do not reach agreement within thirty (30) days of NDT’s written notice, NDT may terminate this Agreement pursuant to Article 10.

ARTICLE 5

PROSECUTION AND ENFORCEMENT

5.1 Maintenance of Core Patent Rights. During the term of this Agreement, NDT shall take all commercially reasonable efforts to maintain in force the NDT Core Patent Rights. Renewal fees due for the maintenance of the NDT Core Patent Rights and the fees required to prosecute pending Core Patent Rights will be paid by either NDT or a Third Party. In the event that any payment or fee is due for the continued maintenance or prosecution of the NDT Core Patent Rights and neither NDT nor another party has paid those fees, NDT will notify CDx immediately and within 30 days for CDx to act to protect those patent rights at CDx’s sole option. This section 5.1 does not limit any of the other rights or obligation of either party under this Agreement.

5.2 Maintenance of Non-Core Patent Rights. Notwithstanding its obligations under section 5.1, NDT will have no obligation to maintain or prosecute patent rights that are not Core Patent Rights. If NDT declines to file, prosecute or maintain any patent rights that are not Core Patent Rights, then NDT will notify CDx and CDx may elect to assume responsibility for such filing, prosecution or maintenance at its expense in NDT’s name. NDT agrees to fully cooperate with CDx in filing, prosecuting, and maintaining any such patent applications and patents, and NDT agrees to execute any documents as shall be necessary for such purpose.

ARTICLE 6
LITIGATION

6.1 Enforcement. Both NDT and CDx agree to promptly notify the other in writing should either party become aware of possible infringement by a Third Party of the NDT Exclusive Licensed Patent Rights in any part of the CDx Field of Use. If CDx has supplied NDT with evidence of infringement of the NDT Exclusive Licensed Patent Rights, CDx may by notice request NDT to take steps to enforce the NDT Exclusive Licensed Patent Rights. If NDT does not, within sixty (60) days of the receipt of such notice, initiate an action against the alleged infringer in the CDx Field of Use, CDx may upon notice to NDT initiate such an action at CDx’s expense, either in CDx name or in NDT’s name if so required by law. CDx shall be entitled to control any such action initiated by it.

6.2 Other Defensive Litigation. If a declaratory judgment action alleging invalidity, unenforceability or non-infringement of any of the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights in the CDx Field of Use is brought against CDx or NDT or the University, CDx may elect to control the defense of such action, and if CDx so elects it shall bear all the costs of the action. If mutually agreed between the parties, CDx may also undertake the defense of any interference, opposition, inter partes review, post-grant review or similar procedure with respect to the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights in the CDx Field of Use, providing that CDx bears all the costs thereof.

6.3 Cooperation. In the event either party takes control of a legal action or defense pursuant to this Sections 6.1 or 6.2, (thus becoming the “Controlling Party”) the other party shall fully cooperate with and supply all assistance reasonably requested by the Controlling Party instituting or carrying on such action or defense, including by: (a) using commercially reasonable efforts to have its employees consult and testify when requested; (b) making available relevant records, papers, information, samples, specimens, and the like; and (c) joining any such action in which it is an indispensable party. The Controlling Party shall bear the reasonable expenses (including salary and travel costs) incurred by the other party in providing such assistance and cooperation. Each party shall keep the other party reasonably informed of the progress of the action or defense, and the other party shall be entitled to participate in such action or defense at its own expense and using counsel of its choice. As a condition of controlling any action or defense involving the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights pursuant to Sections 6.1 or 6.2, CDx shall use its best efforts to preserve the validity and enforceability thereof.

6.4 Settlement. If CDx controls any action or defense under Section 6.1 or 6.2, then CDx shall have the right to settle any claims thereunder, but only upon terms and conditions that are reasonably acceptable to NDT. Should CDx elect to abandon such an action or defense other than pursuant to a settlement with the alleged infringer that is reasonably acceptable to NDT, CDx shall give timely advance notice to NDT who, if it so desires, may continue the action or defense.

6.5 Recoveries. Any amounts paid to CDx by third parties as the result of an action or defense pursuant to Sections 6.1 or 6.2 (including in satisfaction of a judgment or pursuant to a settlement) shall first be applied to reimbursement of the unreimbursed expenses (including attorneys’ fees and expert fees) incurred by each party. Any remainder shall be divided between the parties as follows:

(a) To the extent the amount recovered reflects CDx’s lost profits or royalties, CDx shall retain the remainder, less the amount of any royalties that would have been due NDT under Section 3 on account of such lost profits or royalties, provided that (i) CDx shall in any event retain at least                    %) of the remainder; and (ii) NDT shall receive an amount equal to the royalties it would have received if such sales had been made by CDx, provided such an amount shall in no event exceed                    %) of the remainder; and

(b) To the extent the amount recovered does not reflect CDx’s lost profits or royalties,                    %) shall be paid to the party controlling the action at the time of recovery, and                    %) to the other party.

6.6 Infringement Defense. If CDx, its Affiliate or distributor or other customer is sued by a Third Party charging infringement of patent rights that cover a Sublicensed Product, CDx will promptly notify NDT. CDx will be responsible for the expenses of, and will be entitled to control the defense or settlement of, any such action(s).

6.7 Marking. CDx agrees to mark the Sublicensed Products with the numbers of applicable issued patents within the NDT Exclusive Licensed Patent Rights, unless such marking is commercially infeasible in accordance with normal commercial practices in the CDx Field of Use, in which case the parties shall cooperate to devise a commercially reasonable alternative to such marking.

6.8 Expiration or Abandonment. In a case where one or more patents or particular claims thereof within the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights expire, or are abandoned, or are declared invalid or unenforceable by a court of last resort or by a lower court from whose decree no appeal is taken, or certiorari is not granted within the period allowed therefore, then the effect thereof hereunder shall be:

(a) that such patents or particular claims shall, as of the date of expiration or abandonment or final decision as the case may be, cease to be included within the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights for the purpose of this Agreement; and

(b) that such construction so placed upon the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights by the court shall be followed from and after the date of entry of the decision, and royalties shall thereafter be payable by CDx only in accordance with such construction.

In the event that CDx challenges the validity of NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights, CDx may not cease paying royalties as of the date validity of the claims in issue are challenged, but rather may cease paying royalties as to those claims only after a final adjudication of invalidity of those claims.

6.9 Adjustment. In the event that any of the contingencies provided for in Paragraph 6.8 occurs, NDT agrees to renegotiate in good faith with CDx a reasonable royalty rate under the remaining NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights which are unexpired and in effect and under which CDx desires to retain a license.

6.10 Sublicensee Challenge. If CDx or any of its Affiliates brings an action or proceeding, or assists any Third Party in bringing an action or proceeding, seeking a declaration or ruling that any claim in any of the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights is invalid or unenforceable:

(a) during the pendency of such action or proceeding, the royalty rate will be increased to double the royalty rate set forth in Section 3.3;

(b) should the outcome of such action or proceeding determine that any claim of a Sublicensed Patent challenged by CDx is valid, enforceable, and/or infringed by a Sublicensed Product, the royalty rate will be increased to triple the royalty rate set forth in Section 3.3 and CDx shall pay NDT’s attorneys' fees, expert witness fees, court costs, third-party costs, and other litigation expenses;

(c) CDx shall have no right to recoup any royalties paid before such action or proceeding or during the period in which such action or proceeding is pending (including on appeal);

(d) CDx shall not pay royalties into any escrow or other similar account, but rather shall continue to pay royalties directly to NDT; and

(e) NDT shall have full control and authority to defend the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights in the action or proceeding.

CDx shall provide written notice to NDT at least ninety (90) days before CDx or any of its Affiliates initiates any action or proceeding seeking a declaration or ruling that any claim of any NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights is invalid or unenforceable or that any product would not infringe (but for this Agreement) any claim in the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights. Licensee will include with such written notice an identification of all prior art it believes is material.

Any dispute regarding the validity or enforceability of any of the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights, or whether any product would infringe (but for this Agreement) any claim in the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights, shall be litigated exclusive in the U.S. District Court for the Central District of California situated in the County of Los Angeles, and each Party hereby agrees to submit to the exclusive jurisdiction of such court, and waives any objection to venue, for such purposes.

ARTICLE 7

CONFIDENTIALITY

7.1 Confidential Information. During the term of this Agreement, except as provided herein, each Party shall maintain in confidence, and shall not use for any purpose or disclose to any Third Party, information that is disclosed by the other Party in writing and marked “Confidential” or that is disclosed orally and confirmed in writing as confidential within forty-five (45) days following such disclosure (collectively, “Confidential Information”). Confidential Information shall not include any information that is: (i) already known to the receiving Party at the time of disclosure hereunder, or (ii) now or hereafter becomes publicly known other than through acts or omissions of the receiving Party, or (iii) is disclosed to the receiving Party by a Third Party under no obligation of confidentiality to the disclosing Party or (iv) independently developed by the receiving Party without use of or reference to the Confidential Information of the disclosing Party.

7.2 Permitted Usage. Each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement (ii) in connection with the filing for, prosecution, maintenance and enforcement of the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Licensed Patent Rights in accordance with this Agreement, complying with the terms of agreements with third parties, prosecuting or defending litigation, complying with applicable governmental regulations, filing for, obtaining and maintaining regulatory approvals, or otherwise required by applicable Law, provided, however, that if a Party is required by Law to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with existing and potential investors, consultants, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties. Except as set forth in this Section 7.2, neither party may use or disclose Confidential Information of the other Party. Each Party shall take at least those measures that it employs to protect its own confidential information of a similar nature to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other Party, but in no event less than a reasonable degree of care.

7.3 Confidential Terms. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, (i) except to advisors (including consultants, financial advisors, attorneys and accountants) and potential and existing investors, in each case under circumstances that reasonably protect the confidentiality thereof, or (ii) to the extent necessary to comply with the terms of agreements with third parties, or (iii) except to the extent necessary to comply with applicable Law, including securities laws.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by NDT. NDT hereby agrees to defend, hold harmless and indemnify CDx and its Affiliates, and its and their agents, directors, officers and employees from and against any liability or expense (including reasonable legal expenses and attorneys’ fees) resulting from suits, claims, actions and demands, in each case brought by a Third Party arising out of a material breach of any of NDT’s representations and warranties under Article 9, provided that (a) NDT is notified promptly of any third-party claim; (b) NDT has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in defense of any third-party claims. The foregoing shall be the sole and exclusive remedy of CDx for breach of Article 9.

8.2 Indemnification by CDx. CDx hereby agrees to defend, hold harmless and indemnify NDT and its Affiliates, and its and their agents, directors, officers and employees from and against any liability or expense (including reasonable legal expenses and attorneys' fees) resulting from suits, claims, actions and demands, in each case brought by a Third Party (1) arising out of a material breach of any of CDx's representations and warranties under Article 9, or (2) relating to the manufacture, sale, licensing, distribution or use of Sublicensed Products by or on behalf of CDx or its Affiliates, except to the extent involving or relating to a material breach by NDT of its representations and warranties. CDx hereby further agrees to indemnify, defend and hold harmless the University, its trustees, agents and employees from and against any and all losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of Third Party claims brought against the University relating to the manufacture, sale, licensing, distribution or use of Sublicensed Products by or on behalf of CDx or its Affiliates.

8.3 Certain Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. Each Party represents and warrants to the other that: (i) it is duly organized and validly existing under the Laws of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (ii) it is qualified to do business and is in good standing in each jurisdiction in which it conducts business; (iii) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (iv) this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement and it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law; and (v) it is not aware of any action, suit or inquiry or investigation instituted by any entity which questions or threatens the validity of this Agreement.

9.2 NDT Representations and Warranties. NDT represents and warrants to CDx that (i) it will maintain in full force and effect a valid license agreement to the NDT Core Patent Rights in the CDx Field of Use, (ii) it has a valid and enforceable written license to all NDT Exclusive Licensed Patent Rights and NDT Nonexclusive Patent Rights in the CDx Field of Use; (iii) it has the right and authority to enter into this Agreement and grant CDx the licenses and rights granted under this Agreement; (iv) it has disclosed to CDx all material information known to NDT as of the Effective Date relating to the prospects for issuance of patents from the patent applications constituting the NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Patent Rights and the potential validity and enforceability of such patents; v) all Technology delivered prior to the date of Execution of this Agreement has been, and all Technology delivered hereafter will be, materially accurate and complete; vi) it has not previously granted and will not grant any right, license or interest in NDT Exclusive Licensed Patent Rights or NDT Nonexclusive Patent Rights in the CDx Field of Use, or any portion thereof, inconsistent with the rights and licenses granted to CDx herein; (vii) to its knowledge, there are no threatened or pending claims of third parties that would call into question the right of NDT to grant to CDx the rights granted hereunder.

9.3 CDx Representations and Warranties. CDx represents and warrants that it will manufacture, sell or otherwise distribute Licensed Products in the CDx Field of Use pursuant to the terms of this Agreement.

9.4 Disclaimers.

(a) As Between the Parties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF OR ANY REPRESENTATIONS OR GIVES ANY WARRANTIES THAT ANY LICENSED PRODUCTS WILL SUCCESSFULLY BE DEVELOPED USING THE RIGHTS UNDER THIS AGREEMENT, OR THAT ANY SUCH LICENSED PRODUCTS WILL HAVE COMMERCIAL UTILITY OR REGULATORY ACCEPTABILITY, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES AND CONDITIONS OF THE VALIDITY OF THE LICENSED PATENTS OR NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

(b) By NDT. NDT HEREBY DISCLAIMS, ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, COVENANT, OR OTHER OBLIGATION THAT ANY PRACTICE BY OR ON BEHALF OF CDX OF ANY INTELLECTUAL PROPERY SUB-LICENSED HEREUNDER IS OR WILL BE FREE FROM INFRINGEMENT OF RIGHTS OF THIRD PARTIES.

(c) Acknowledgment of University Disclaimer. CDx acknowledges and accepts that, pursuant to the University License Agreement, University has disclaimed any express or implied representation, warranty, covenant or other obligation: (a) that any practice by or on behalf of NDT of any NDT Exclusive Licensed Patent Rights and NDT Nonexclusive Patent Rights is or will be free from infringement of third parties; and (b) as to warranties of merchantability, fitness for a particular purpose, or non-infringement of Third Party rights, with respect to NDT Exclusive Licensed Patent Rights and NDT Nonexclusive Patent Rights.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. Unless terminated earlier pursuant to this Article 10, the term of this Agreement shall commence on the Effective Date and continue in full force for the duration of the Royalty Term (the “Term”) upon which the Agreement expires. Upon expiration of the Agreement, the licenses and rights granted to CDx shall be fully paid and royalty-free.

10.2 Termination

(a) By Either Party for Breach. If either Party is in material breach of this Agreement, including the non-payment of Royalties, the other Party must provide notice of such breach in writing. If the Party in breach does not cure that breach within sixty 60 days, the other party may terminate this Agreement.

(b) By Either Party for Insolvency. This Agreement shall terminate, without notice, if at any time either Party (A) shall become insolvent, (B) shall cease to carry on its business, is dissolved or shall go into liquidation, whether compulsory or voluntary (other than a voluntary liquidation for the purpose of reconstruction or amalgamation), (C) shall have an Insolvency Officer appointed over the whole or any part of its assets, (D) institutes or has instituted against it by a Third Party a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereon, or (E) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter, then, and in any of the foregoing events (each an “Insolvency Event”). Either Party may terminate this Agreement upon the insolvency of the other Party. Each Party agrees to inform the other Party of its intention to file a voluntary petition of bankruptcy, at least thirty (30) days prior to the filing of such a petition. Either Party’s filing without conforming to this requirement shall be deemed a material, pre-petition incurable breath of this Agreement which will cause this Agreement to terminate without notice upon such filing.

(c) By NDT for Non-Productivity. NDT may terminate this Agreement upon 60-days written notice if CDX (a) fails to sell to third-party customers at least one thousand (1,000) units of Sublicense Product in any calendar year, or (b) does not fulfill its due diligence obligations under Section 4.3. The right to terminate shall not apply if failure to sell Sublicensed Products are substantially the result of any failure or delay by NDT.

(d) By CDx for any Reason. Any provision herein notwithstanding, CDx shall have the right to terminate this Agreement by giving NDT ninety (90) days’ prior written notice referencing this Section 10.2(a).

(e) Effect of Termination of University License Agreement. In the event that CDx terminates this Agreement for a material breach of this Agreement by NDT under Section 10.2(a) or as a result of an Insolvency Event by NDT under Section 10.2(b), any sublicenses granted to NDT Exclusive Licensed Patent Rights and NDT Nonexclusive Patent Rights by NDT pursuant to this Agreement shall survive termination of this Agreement under the University License Agreement, provided that the following conditions are met as of the date of such termination:

(1) CDx agrees to render to University all royalties or other consideration that CDx would have owed to NDT under this Agreement;

(2) CDx agrees that University is a Third Party beneficiary under this Agreement; and

(3) CDx agrees to hold NDT responsible for all obligations to CDx (other than those requiring NDT to hold a license under the NDT Exclusive Licensed Patent Rights and NDT Nonexclusive Patent Rights) unless University agrees to assume such obligations.

10.3 Effect of Termination/Expiration.

(a) Retain Amounts Paid. In the event of termination of this Agreement, NDT shall have the right to retain all amounts paid hereunder prior to the effective date of such termination.

(b) Reversion of Rights. As of the effective date of a termination of this Agreement, the rights of CDx in the NDT Exclusive Licensed Patent Rights and NDT Nonexclusive Patent Rights and Technology shall revert to NDT, except as provided in Section 10.2(e) and 10.3(c).

(c) Post-Termination Sales of Sublicensed Product. CDx may, for a period of no longer than six (6) months after the effective date of the termination of the Agreement, complete and sell any or all Sublicensed Products that were in the process of manufacture or in inventory on the effective date of the termination; provided, however, that it shall remain obligated to pay any and all applicable Royalties thereon and other amounts related thereto as provided in this Agreement, and the terms and conditions of this Agreement applicable thereto shall remain in full force and effect during such six (6)-month period.

(d) No Release. Termination or expiration of this Agreement shall not release either Party hereto from any liability which at the time of such termination or expiration has already accrued to the other Party.

(e) Survival. Articles 1, 7 (for the period set forth therein), 8, 11, 12 and 13 and Sections 3.10 (for the period set forth therein), 9.4, and 10.3 shall survive the expiration and any termination of this Agreement. Except as otherwise provided in this Article 10 all other provisions of this Agreement shall terminate upon the expiration or termination of this Agreement.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Disputes. In the event of any dispute between the Parties arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Chief Executive Officers of NDT and CDx for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, and in such event, each Party shall cause its representative to meet and be available to attempt to resolve such issue. Notwithstanding the foregoing, neither Party shall be obligated to negotiate for more than thirty (30) days. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party.

11.2 Arbitration. In the event that the Parties are unable to resolve any such matter pursuant to Section 11.1, then either Party may initiate arbitration pursuant to this Section 11.2. Any arbitration under this Section 11.2 shall be conducted by Judicial Arbitration and Mediation Services (“JAMS”) in San Diego in accordance with the applicable JAMS rules by a single arbitrator, unless an alternative arbitrator service and rules are agreed to by the parties. In such arbitration, the arbitrator shall select an independent expert with significant experience relating to the subject matter of such dispute to advise the arbitrator with respect to the subject matter of the dispute. If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected by the chief executive of the San Francisco office of JAMS. The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 11.2 within sixty (60) days following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such sixty (60) day period. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief.

ARTICLE 12

PRODUCT LIABILITY

12.1 Indemnification. CDx agrees that NDT and its Affiliates and University (including its trustees, officers, faculty and employees) shall have no liability to CDx, its Affiliates, their customers or any Third Party, for any claims, demands, losses, costs, or other damages which may result from personal injury, death, or property damage related to the Sublicensed Products (“Product Liability Claims”). CDx agrees to defend, indemnify, and hold harmless NDT and its Affiliates and the University, its trustees, officers, faculty and employees from any such Product Liability Claims, provided that: (a) CDx is notified promptly of any Product Liability Claims; (b) CDx has the sole right to control and defend or settle any litigation within the scope of this indemnity; and (c) all indemnified parties cooperate to the extent necessary in the defense of any Claims.

12.2 Insurance. Prior to such time as CDx begins to manufacture, sell, distribute or use Sublicensed Products, CDx shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than one million dollars ($1,000,000) per incident and three million dollars ($3,000,000) in annual aggregate, and naming those indemnified under Section 12.1 as additional insureds. Such comprehensive general liability insurance shall provide: (a) product liability coverage; and (b) broad form contractual liability coverage for CDx’s indemnification of NDT and the University under Section 12.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, CDx shall maintain such comprehensive general liability insurance for a reasonable period of not less than five (5) years after it has ceased commercial distribution or use of any Sublicensed Product. Licensee shall provide NDT with written evidence of such insurance upon request of NDT.

12.3 Loss of Coverage. CDx shall provide NDT with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent CDx receives advance notice of such matters from its insurer. If CDx does not obtain replacement insurance providing comparable coverage within sixty (60) days following the date of such cancellation, non-renewal or material change, NDT shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without any additional waiting period; provided that if CDx provides credible written evidence that is has used reasonable efforts, but is unable, to obtain the required insurance, NDT shall not have the right to terminate this Agreement, and NDT instead shall cooperate with CDx to either (at NDT’s discretion) grant a limited waiver of CDx’s obligations under this Article or assist CDx in identifying a carrier to provide such insurance or in developing a program for self-insurance or other alternative measures.

ARTICLE 13
GENERAL

13.1 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, United States of America, without reference to principles of conflicts of law.

13.2 Assignment. This Agreement may not be assigned by either Party, whether by operation of law or otherwise, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without such consent, assign this Agreement and its rights, obligations and interests (i) to an Affiliate that is under control of the subject Party, or (ii) in connection with a merger, acquisition, or sale involving all or substantially all of the subject Party’s business or assets provided that any assignee under such circumstances shall be fully bound by the terms of this Agreement.

13.3 Independent Contractors. The Parties agree that the relationship of NDT and CDx established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

13.4 Force Majeure. Except for the payment of monies, in the event either Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, earthquake, power shortage or failure, failure of the transportation system, or any other cause whatsoever beyond the reasonable control of the Party, the Party so prevented or delayed shall be excused from the performance of any such obligation during a period that is reasonable in light of such force majeure event.

13.5 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

If to NDT:	Dr. William Royea, President
Next Dimension Technologies, Inc.
1 West Mountain Street, #11
Pasadena, California 91103

If to CDx:	Daniel Yazbeck, CEO
CDx Inc.
4225 Executive Square Suite 600
La Jolla, CA, 92037

Attention: __________
Fax: (858) 434-0705

13.6 Compliance with Law. Each Party shall comply with all Laws in connection with its activities pursuant to this Agreement.

13.7 No Endorsement. CDx agrees that it shall not make any form of representation or statement which would constitute an express or implied endorsement by NDT or the University of any Sublicensed Project, and that it shall not authorize others to do so, without first having obtained written approval from NDT / the University, except as may be required by governmental law, rule or regulation.

13.8 No Waiver. A waiver, express or implied, by either NDT or CDx of any right under this Agreement or of any failure to perform or breach hereof by the other Party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other Party, whether of a similar or dissimilar nature thereto.

13.9 Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement, and the remainder of the Agreement shall remain in full force and effect.

13.10 Export Regulations. This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder. CDx or its sublicensees will not in any form export, reexport, resell, ship, divert, or cause to be exported, re-exported, resold, shipped, or diverted, directly or indirectly, any product or technical data or software of the other party, or the direct product of such technical data or software, to any country for which the United States Government or any agency thereof requires an export license or other governmental approval without first obtaining such license or approval.

13.11 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement; (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”(vi) words of any gender include the other gender; and (vii) words using the singular or plural number also include the plural or singular number, respectively.

13.12 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, representations, agreements, and understandings, written or oral, that the Parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the Parties hereto. For clarity, the Joint Development Agreement shall remain in full force and effect.

13.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

(NDT)		(CDx)

By:	/s/ William Royea	By:	/s/ Daniel Yazbeck
Name:	William Royea	Name:	Daniel Yazbeck
Title:	President	Title:	CEO
Date:	5/19/15	Date:	5/19/15

EXHIBIT A

NDT EXCLUSIVE LICENSED PATENT RIGHTS

Patent #	Serial #	Title	Issue date
7,359,802	10/618,546	Methods for Remote Characterizations of an Odor	4/15/2008
7,189,353	11/054,055	Use of Spatiotemporal Response Behavior in Sensor Arrays to Detect Analytes in Fluids	3/13/2007
7,144,553	10/651,917	Use of An Array of Polymeric Sensors of Varying Thickness for Detecting Analytes in Fluids	12/5/2006
6,759,010	09/910,243	Use of An Array of Polymeric Sensors of Varying Thickness for Detecting Analytes in Fluids	7/6/2004
6,610,367	09/910,242	Use of An Array of Polymeric Sensors of Varying Thickness for Detecting Analytes in Fluids	8/26/2003
6,170,318	09/183,724	Methods of Use for Sensor Based Fluid Detection Devices	1/9/2001
6,093,308	09/258,713	Sensors for Detecting Analytes in Fluids	7/25/2000
6,013,229	09/095,376	Sensor Arrays for Detecting Analytes in Fluids	1/11/2000
6,010,616	08/986,500	Sensor Arrays for Detecting Analytes in Fluids	1/4/2000
5,959,191	09/006,279	Sensor Arrays for Detecting Analytes in Fluids	9/28/1999
5,951,846	09/006,142	Sensor Arrays for Detecting Analytes in Fluids	9/14/1999
5,911,872	08/949,730	Sensors for Detecting Analytes in Fluids	6/15/1999
5,891,398	09/154,604	Sensor Arrays for Detecting Analytes in Fluids	4/6/1999
5,788,833	08/696,128	Sensors for Detecting Analytes in Fluids	8/4/1998
5,698,089	08/689,227	Sensor Arrays for Detecting Analytes in Fluids	12/16/1997
5,571,401	08/410,809	Sensor Arrays for Detecting Analytes in Fluids	11/5/1996
DE 0820585	696 05 906.1-08	Sensor Arrays for Detecting Analytes in Fluids	12/29/1999
3,963,474	08-529590/96	Sensor Arrays for Detecting Analytes in Fluids	6/1/2007
1,151,272	99960357.4	Simultaneous Determination of Equilibrium and Kinetic Properties	9/30/2009
918986	97938223.1	Sensor Arrays for Detecting Analytes in Fluids	10/17/2007
820585	96910563.4	Sensor Arrays for Detecting Analytes in Fluids	12/29/1999

EXHIBIT B

NDT NONEXCLUSIVE LICENSED PATENT RIGHTS

Patent #	Serial #	Title	Issue date
8,394,330	09/409,644	Conductive Organic Sensors, Arrays and Methods of Use	3/12/2013
7,966,132	12/082,972	Methods for Remote Characterizations of an Odor	6/21/2011
7,955,561	11/108,538	Colloidal Particles Used in Sensing Arrays	6/7/2011
7,595,023	11/490,732	Spatiotemporal and Geometric Optimization of Sensor Arrays for Detecting Analytes in Fluids	9/29/2009
7,175,885	09/770,089	Compositionally Different Polymer-Based Sensor Elements and Method for Preparing Same	2/13/2007
7,122,152	09/842,204	Spatiotemporal and Geometric Optimization of Sensor Arrays for Detecting Analytes in Fluids	10/17/2006
6,962,675	10/214,794	Use of Spatiotemporal Response Behavior in Sensor Arrays to Detect Analytes in Fluids	11/8/2005
6,773,926	09/963,788	Nanoparticle-Based Sensors for Detecting Analytes in Fluids	8/10/2004
6,631,333	09/596,758	Methods for Remote Characterizations of an Odor	10/7/2003
6,571,603	09/318,900	Method of Resolving Analytes In a Fluid	6/3/2003
6,455,319	09/568,784	Use of Spatiotemporal Response Behavior in Sensor Arrays to Detect Analytes in Fluids	9/24/2002
6,387,329	09/442,074	Use of An Array of Polymeric Sensors of Varying Thickness for Detecting Analytes in Fluids	5/14/2002
6,350,369	09/291,932	Method and System for Determining Analyte Activity	2/26/2002
6,290,911	09/106,791	Compositionally Different Polymer-Based Sensor Elements and Method for Preparing Same	9/18/2001
2,264,839	2264839	Sensors Arrays for Detecting Analytes in Fluids	5/9/2006
993,605	98931709.4	Compositionally Different Polymer-Based Sensor Elements and Method for Preparing Same	4/19/2000
334,530	334530	Sensor Arrays for Detecting Analytes in Fluids	7/6/2000
206,322	992497	Sensor Arrays for Detecting Analytes in Fluids	1/30/2002
193,532	977351	Sensor Arrays for Detecting Analytes in Fluids	9/27/1999
n/a	99930562.6	Polymer/Plasticizer Based Sensor	n/a
n/a	99931777.9	Colloidal Particles Used In Sensing Arrays	n/a
n/a	n/a	A Portable Electronic Nose	n/a

EXHIBIT C

CORE PATENT RIGHTS

Patent #	Serial #	Title	Issue date
7,359,802	10/618,546	Methods for Remote Characterizations of an Odor	4/15/2008
7,189,353	11/054,055	Use of Spatiotemporal Response Behavior in Sensor Arrays to Detect Analytes in Fluids	3/13/2007
7,144,553	10/651,917	Use of An Array of Polymeric Sensors of Varying Thickness for Detecting Analytes in Fluids	12/5/2006
6,759,010	09/910,243	Use of An Array of Polymeric Sensors of Varying Thickness for Detecting Analytes in Fluids	7/6/2004
6,610,367	09/910,242	Use of An Array of Polymeric Sensors of Varying Thickness for Detecting Analytes in Fluids	8/26/2003
6,170,318	09/183,724	Methods of Use for Sensor Based Fluid Detection Devices	1/9/2001
6,093,308	09/258,713	Sensors for Detecting Analytes in Fluids	7/25/2000
6,013,229	09/095,376	Sensor Arrays for Detecting Analytes in Fluids	1/11/2000
6,010,616	08/986,500	Sensor Arrays for Detecting Analytes in Fluids	1/4/2000
5,959,191	09/006,279	Sensor Arrays for Detecting Analytes in Fluids	9/28/1999
5,951,846	09/006,142	Sensor Arrays for Detecting Analytes in Fluids	9/14/1999
5,911,872	08/949,730	Sensors for Detecting Analytes in Fluids	6/15/1999
5,891,398	09/154,604	Sensor Arrays for Detecting Analytes in Fluids	4/6/1999
5,788,833	08/696,128	Sensors for Detecting Analytes in Fluids	8/4/1998
5,698,089	08/689,227	Sensor Arrays for Detecting Analytes in Fluids	12/16/1997
5,571,401	08/410,809	Sensor Arrays for Detecting Analytes in Fluids	11/5/1996
7,966,132	12/082,972	Methods for Remote Characterizations of an Odor	6/21/2011
6,571,603	09/318,900	Method of Resolving Analytes In a Fluid	6/3/2003
6,350,369	09/291,932	Method and System for Determining Analyte Activity	2/26/2002